Exhibit 99.3

Joe Plumeri Message About HRH – for willis.com

June 8, 2008

Hello, everybody! I’m thrilled to be talking to you about an agreement we’ve announced to combine our company with Hilb Rogal & Hobbs, one of the world’s largest insurance and risk management companies. This is truly a major step toward making Willis the best insurance brokerage company in the world and it’s a unique opportunity to serve more clients, in more markets, with a more diverse array of services.

Willis and HRH share the same passion for excellence and there’s no limit to what we can accomplish together. So let me tell you some of the reasons why we think this combination makes such terrific sense for our clients, shareholders and Associates. Willis has global reach and expertise. HRH brings added talent and local market presence in the United States. By combining with HRH, we’re bringing together the best of both worlds to serve our clients even better. All that should translate into significant added value for our clients and real growth for our business.

This will truly transform our business in North America. Our North America revenues will double and we’ll become an even stronger player in many very attractive markets. We’ll strengthen our lead as a middle market broker and reinforce our large account presence. We’ll boost our position in several important places including California, Florida, Texas, Illinois, New Jersey, New York, Boston and Philadelphia.

We’ll more than double the revenues of our Employee Benefits business—a strong area of expertise that we’ve already targeted for growth. And we’ll add to our capabilities in other key practice areas such as personal lines, real estate, health care, environmental, construction, complex property and executive risks.

We’re proud of our Glocal approach—delivering global resources and expertise to serve clients locally. That’s going to be all the more meaningful with HRH and—thanks to our integrated One Flag approach—we’ll have one of the strongest global franchises in our industry.

This will always be a people business. We’ve succeeded because of our dedicated, talented Associates around the world. Now, we’ll have more of the same kind of passionate team players.

We are convinced this will help us in our effort to become the Employer of Choice, where people can find real opportunity for growth.

We expect the transaction to close in the fourth quarter of 2008, when we’ll call the new enterprise in North America Willis-HRH to reflect the importance of the two companies. Here at Willis, we can’t wait to get going on this exciting journey. Thank you very much and please take a look at our site and the great services we offer our clients.